Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Kevin Bagby
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	October 30, 2008
FreightCar America, Inc. Reports Third Quarter 2008 Results
Chicago, IL, October 30, 2008 – FreightCar America, Inc. (NASDAQ: RAIL) today reported financial results for the three months ended September 30, 2008. For the third quarter of 2008, sales were $238.0 million and net income was $7.4 million, or $0.62 per diluted share. For the third quarter of 2007, the Company generated sales of $162.1 million and net income of $8.7 million, or $0.73 per diluted share.
“We are pleased to report positive results for the third quarter, which are a direct reflection of our efforts to control costs during a volatile period in both the broad economy as well as the railcar industry,” said Chris Ragot, President and CEO. “Going forward, we will continue to pursue cost reduction efforts across all levels of the organization as well as help optimize our manufacturing capacity. We remain confident that our strategy will prove successful over the long term as we continue to navigate through this challenging environment.”
“Orders for new railcars totaled 2,329 units in the third quarter of 2008, compared with 1,436 units ordered in the second quarter of 2008 and 1,262 units ordered in the third quarter of 2007. The backlog of unfilled orders was 4,401 units at September 30, 2008, which consists of 4,205 new cars and 196 rebuild / refurbishment cars, compared with 4,930 units at September 30, 2007 and 4,917 units at June 30, 2008. We expect to see similar uneven industry trends for the remainder of the year.”
Mr. Ragot further stated, “In addition to our cost reduction efforts, we continue to pursue several strategic growth initiatives. First, we are diversifying our revenue streams, through new railcar product offerings, as well as expansion of our activities into aftermarket services related to our coal cars. Second, we continue to expand internationally as our Indian joint venture continues to progress on schedule. We believe that these and other strategic growth initiatives combined with our continued focus on cost savings will ultimately drive the long-term success of the Company and ensure increased value for all of our stakeholders.”
For the nine months ended September 30, 2008, sales were $474.4 million and net loss was $3.7 million or a net loss of $0.32 per diluted share. In comparison, for the nine months ended September 30, 2007, the Company had sales of $679.9 million and net income of $43.1 million, or $3.49 per diluted share.
The Company will host a conference call on Thursday October 30, 2008 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s third quarter financial results. To participate in the conference call, please dial (800) 230-1951. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.
An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on October 30, 2008 until 11:59 p.m. (Eastern Standard Time) on November 6, 2008. To

access the replay, please dial (800) 475-6701. The replay pass code is 965694. An audio replay of the call will be available on the Company’s website within two days following the earnings call.
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2008	2007
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$128,053	$197,042
Accounts and notes receivable, net	68,320	13,068
Inventories	114,386	49,845
Leased assets held for sale	705	—
Other current assets	11,531	7,223
Deferred income taxes	13,052	13,520

Total current assets	336,047	280,698

Property, plant and equipment, net	30,184	26,921
Railcars on operating leases	35,156	—
Goodwill	21,521	21,521
Deferred income taxes	29,299	21,035
Other long-term assets	5,873	5,709

Total assets	$458,080	$355,884

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$120,583	$39,525
Accrued payroll and employee benefits	9,442	13,320
Accrued postretirement benefits	5,188	5,188
Accrued warranty	11,303	10,551
Income taxes payable	3,734	—
Customer deposits	29,285	20,062
Other current liabilities	8,541	6,874

Total current liabilities	188,076	95,520

Accrued pension costs	14,316	10,685
Accrued postretirement benefits, less current portion	56,516	47,890
Other long-term liabilities	3,920	3,717

Total liabilities	262,828	157,812

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	98,216	99,270
Treasury stock, at cost	(39,807)	(43,597)
Accumulated other comprehensive loss	(9,562)	(9,857)
Retained earnings	146,278	152,129

Total stockholders’ equity	195,252	198,072

Total liabilities and stockholders’ equity	$458,080	$355,884

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands, except share and per share data)
Sales	$238,008	$162,112	$474,441	$679,923
Cost of sales	219,591	142,714	440,112	591,699

Gross profit	18,417	19,398	34,329	88,224

Selling, general and administrative expense (including non-cash stock-based compensation expense of $608, $725, $2,301 and $2,080, respectively)	7,207	7,565	23,076	26,535
Special charges	268	—	20,133	—

Operating income (loss)	10,942	11,833	(8,880)	61,689

Interest income	884	1,899	2,974	6,568
Interest expense	81	138	239	352
Amortization of deferred financing costs	171	57	212	210

Operating income (loss) before income taxes	11,574	13,537	(6,357)	67,695
Income tax provision (benefit)	4,185	4,856	(2,644)	24,609

Net income (loss)	$7,389	$8,681	$(3,713)	$43,086

Net income (loss) per common share – basic	$0.63	$0.73	$(0.32)	$3.52

Net income (loss) per common share – diluted	$0.62	$0.73	$(0.32)	$3.49

Weighted average common shares outstanding - basic	11,809,024	11,918,890	11,776,503	12,245,504

Weighted average common shares outstanding - Diluted	11,841,236	11,955,827	11,776,503	12,332,345

Dividends declared per common share	$0.06	$0.06	$0.18	$0.18

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(3,713)	$43,086
Adjustments to reconcile net income to net cash flows used in operating activities:
Special charges	20,133	—
Depreciation and amortization	3,215	2,890
Other non-cash items	(268)	2,832
Deferred income taxes	(7,811)	(924)
Compensation expense under stock option and restricted share award agreements	2,301	2,080
Changes in operating assets and liabilities:
Accounts receivable	(55,252)	(2,921)
Inventories	(63,633)	39,877
Leased assets held for sale	(705)	—
Other current assets	(6,174)	(346)
Accounts payable	78,026	(57,603)
Accrued payroll and employee benefits	(4,178)	(3,510)
Income taxes receivable/payable	5,654	(4,215)
Accrued warranty	752	(273)
Customer deposits and other current liabilities	10,910	(1,683)
Accrued pension costs and accrued postretirement benefits	(6,163)	(1,201)

Net cash flows (used in) provided by operating activities	(26,906)	18,089

Cash flows from investing activities
Purchases of property, plant and equipment	(4,135)	(5,181)
Cost of railcars on operating leases produced or acquired	(35,437)	—
Proceeds from sale of property, plant and equipment	18	—

Net cash flows used in investing activities	(39,554)	(5,181)

Cash flows from financing activities
Payments on long-term debt	(48)	(45)
Deferred financing costs paid	(969)	(211)
Stock repurchases	—	(50,000)
Issuance of common stock	627	2,089
Excess tax benefit from stock-based compensation	—	800
Cash dividends paid to stockholders	(2,139)	(2,229)

Net cash flows used in financing activities	(2,529)	(49,596)

Net decrease in cash and cash equivalents	(68,989)	(36,688)
Cash and cash equivalents at beginning of period	197,042	212,026

Cash and cash equivalents at end of period	$128,053	$175,338